(NATIONAL ENERGY GROUP, INC. LOGO)
News Release
4925 Greenville Avenue, 14th Floor · Dallas, Texas 75206 · Telephone: 214/692-9211 · Fax: 214/692-5055

Contact:	Bob G. Alexander Philip D. Devlin Randall D. Cooley
FOR IMMEDIATE RELEASE
(OTC BULLETIN BOARD: NEGI)
NATIONAL ENERGY GROUP, INC. REPORTS FISCAL 2005 THIRD QUARTER RESULTS
DALLAS, TX — November 15, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) today announced results for the third quarter ended September 30, 2005.
Results of Operations
The Company manages the exploration, development, production and operations of natural gas and oil properties, primarily located in Texas, Oklahoma, Arkansas and Louisiana (both onshore and in the Gulf of Mexico). The Company’s principal assets are its unconsolidated non-controlling 50% membership interest in NEG Holding LLC and management agreements with certain affiliated companies discussed below. The Company no longer directly owns any oil and gas properties and only recognizes income from accretion of the preferred investment in NEG Holding LLC and fees attributable to the management and operation of National Onshore LP, National Offshore LP and NEG Holding LLC’s oil and gas properties.
For the Three Months Ended September 30, 2005
Total revenue for the quarter ended September 30, 2005 was $15.2 million, including revenue from accretion of the preferred investment in NEG Holding LLC and management fees of $11.6 million and $3.7 million, respectively, which represented a $3.6 million (31%) increase over the comparable period in 2004.
The Company recognized net income of $5.2 million for the three months ended September 30, 2005, compared with net income of $3.7 million for the comparable 2004 period.
For the Nine Months Ended September 30, 2005
Total revenue for the nine months ended September 30, 2005 was $42.2 million, including revenue from accretion of the preferred investment in NEG Holding LLC and management fees of $32.0 million and $10.2 million, respectively, which represented a $9.0 million (27%) increase over the comparable period in 2004.
The Company recognized net income of $14.4 million for the nine months ended September 30, 2005 compared with net income of $9.8 million for the comparable 2004 period.

Oil and Gas Operations
The Company’s unconsolidated, non-controlled affiliate, NEG Holding LLC, conducts its oil and gas operations through its subsidiary, NEG Operating LLC. The Company manages all of these oil and gas operations pursuant to a management agreement with NEG Operating LLC. The Company also manages the operations of National Onshore LP and National Offshore LP, formerly, TransTexas Gas Corporation and Panaco, Inc., respectively. The Company does not have any ownership interest in either of these entities. Further information concerning the Company’s relationship to NEG Holding LLC, NEG Operating LLC, National Onshore LP and National Offshore LP is contained in the Company’s periodic reports filed with the Securities and Exchange Commission.
National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
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National Energy Group, Inc.
Summary Financial Results
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Results of Operations Data:
Revenues:
Accretion of Investment in NEG Holding LLC	$11,557	$8,932	$32,001	$25,056
Management fee from affiliates	3,667	2,641	10,187	8,120
Interest income and other, net	24	15	52	28

Total revenue	15,248	11,588	42,240	33,204
Costs and expenses:
Salaries and wages	2,447	1,582	6,392	4,799
Insurance	204	243	585	719
Rent and utilities	205	174	603	520
Other general and administrative expenses	846	460	2,083	1,601
Interest expense	3,485	3,485	10,455	10,455

Total costs and expenses	7,187	5,944	20,118	18,094

Income before income taxes	8,061	5,644	22,122	15,110
Income tax expense	(2,821)	(1,975)	(7,743)	(5,289)

Net income to common shareholders	$5,240	$3,669	$14,379	$9,821

Cash Flow Data:
Cash flow from operations (1)	$(4,006)	$(3,797)	$(11,408)	$(11,622)

Per share data:
Net income per common share, basic and diluted	$.47	$.33	$1.28	$.88
Cash flow from operations (1)	$(.36)	$(.34)	$(1.02)	$(1.04)

Shares used in per share computations :
Earnings per share, basic and diluted	11,191	11,191	11,191	11,191
Cash flow per share, basic and diluted	11,191	11,191	11,191	11,191

National Energy Group, Inc.
Condensed Balance Sheet
(In thousands)

	September 30,	December 31,
	2005	2004
Assets
Cash, cash equivalents and marketable securities	$4,482	$2,488
Other current assets	1,467	2,582
Investment in NEG Holding LLC	111,812	87,800
Deferred tax asset	11,499	19,242

Total assets	$129,260	$112,112

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities	$7,168	$2,871
Senior notes due to affiliate	148,637	148,637
Deferred gain on senior note redemption	2,208	3,737
Stockholders’ deficit	(28,753)	(43,133)

Total liabilities and stockholders’ equity (deficit)	$129,260	$112,112

(1)	Cash flow from operations is shown before changes in working capital accounts.

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